Exhibit 99.1

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  #06-12
                                                   News Release
                                                   CONTACT:
                                                   Doug Dean
                                                   Director, Investor Relations
                                                   B/E Aerospace, Inc.
                                                   (561) 791-5000 ext. 1450


        B/E AEROSPACE FIRST QUARTER 2006 FINANCIAL RESULTS SIGNIFICANTLY
       EXCEED EXPECTATIONS; RECORD REVENUES OF $247 MILLION UP 26 PERCENT,
         OPERATING EARNINGS UP 56%; DILUTED EPS OF $0.18; RECORD BACKLOG
             REACHES $1.3 BILLION; COMPANY RAISES FINANCIAL GUIDANCE

     WELLINGTON, FL, April 24, 2006 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the first quarter of 2006.

HIGHLIGHTS
----------

     o Record first quarter revenues of $247.2 million reflect 25.8 percent organic growth.
     o First quarter operating earnings of $31.1 million were 56.3 percent higher than the same period in the prior year. First quarter operating margin of 12.6 percent expanded by 250 basis points versus the same period in the prior year.
     o Earnings before income taxes of $19.8 million more than quadrupled versus the same period in the prior year, despite $1.8 million charge for early debt extinguishment.
     o Net earnings for the current quarter were $13.8 million, up $9.7 million or 237 percent versus $4.1 million in the same period in the prior year. Diluted EPS of $0.18 per share were up $0.11 or 157 percent versus the same period in the prior year despite a $5.3 million increase in taxes, a $1.8 million ($0.02 per share) debt prepayment charge, and a 17.4 million or 29 percent increase in shares outstanding.
     o Record backlog at March 31, 2006 stood at $1.3 billion, an increase of approximately 70 percent from backlog at March 31, 2005 and nearly 20 percent from December 31, 2005. Bookings for the quarter ended March 31, 2006 were in excess of $500 million, a record for any quarter in the company's history.
     o Financial guidance raised to reflect strong revenue growth and continuing margin expansion. EPS guidance for 2006 raised to $1.17 per diluted share, up from $1.12 per diluted share previously.

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                                                                               2


FIRST QUARTER PERFORMANCE
-------------------------

     For the first quarter of 2006, consolidated sales were $247.2 million, a $50.7 million or 25.8 percent increase over the first quarter of 2005.

     Operating earnings for the first quarter of 2006 of $31.1 million increased by 56.3 percent as compared to the same period last year. The substantial increase in operating earnings was driven by continued revenue growth, earnings growth and margin expansion in each of B/E's commercial aircraft, distribution and business jet segments.

     Interest expense for the first quarter of 2006 of $9.5 million was $5.6 million lower than interest expense recorded in the same period in the prior year. Interest expense decreased in the first quarter of 2006 as a result of the early retirement of $250 million of senior subordinated notes in January 2006. The company recorded a $1.8 million charge in the first quarter of 2006 related to this debt prepayment. Earnings before income taxes of $19.8 million more than quadrupled versus the prior year's pre-tax earnings of $4.8 million. Income taxes for the current quarter were $6.0 million, or approximately 30 percent of earnings before income taxes, and were $5.3 million greater than income taxes in the same period in the prior year.

     Net earnings for the first quarter of 2006 were $13.8 million or $0.18 per diluted share, based on approximately 76.8 million fully diluted shares, versus net earnings of $4.1 million or $0.07 per diluted share based on 59.4 million fully diluted shares in the prior year.

FIRST QUARTER SEGMENT DISCUSSION
--------------------------------

     Net sales by segment were as follows:

                                                NET SALES
                         -------------------------------------------------------
                                        Three Months Ended March 31
                                              ($ in millions)
                         -------------------------------------------------------
                                                                      Percent
                             2006          2005         Change        Change
                         ------------- ------------- ------------- -------------
Commercial aircraft         $153.7        $127.6        $26.1         20.5%
Distribution                  53.7          43.0         10.7         24.9%
Business jet                  39.8          25.9         13.9         53.7%
                         ------------- ------------- ------------- -------------
Total                       $247.2        $196.5        $50.7         25.8%

     The Commercial Aircraft Segment ("CAS") generated revenues of $153.7 million in the first quarter of 2006, up 20.5 percent versus the same period in the prior year, primarily due to a higher sales volume of commercial aircraft passenger cabin equipment. The distribution segment delivered strong revenue growth of 24.9 percent in the first quarter of 2006, driven by a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. In the business jet segment, revenues increased by

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                                                                               3

53.7 percent in the first quarter of 2006, reflecting a substantial increase in shipments of super first class products and the strong recovery in the business jet industry.

     The following is a summary of the change in operating earnings by segment:

                                           OPERATING EARNINGS
                         -------------------------------------------------------
                                        Three Months Ended March 31
                                              ($ in millions)
                         -------------------------------------------------------
                                                                      Percent
                             2006          2005         Change        Change
                         ------------- ------------- ------------- -------------
Commercial aircraft         $15.5         $ 9.0         $ 6.5         72.2%
Distribution                 11.8           8.8           3.0         34.1%
Business jet                  3.8           2.1           1.7         81.0%
                         ------------- ------------- ------------- -------------
Total                       $31.1         $19.9         $11.2         56.3%


     CAS operating earnings of $15.5 million increased by 72.2 percent versus the same period in the prior year, reflecting a 24.9 percent incremental operating margin. CAS operating margin for the quarter expanded to 10.1 percent, a 300 basis point improvement over the same period in the prior year. The CAS margin expansion was primarily the result of ongoing manufacturing efficiencies and operating leverage at the higher level of sales as well as a somewhat improved product mix. CAS backlog at March 31, 2006 reached another record level.

     The distribution segment generated record revenues of $53.7 million in the first quarter of 2006, up 24.9 percent versus the same period in the prior year. Operating earnings at the distribution segment in the first quarter of 2006 were a record $11.8 million, 34.1 percent greater than the same period last year and represented a 22.0 percent operating margin.

     The business jet segment generated first quarter revenues of $39.8 million, up 53.7 percent as compared to the first quarter of 2005. Operating earnings at the business jet segment during the quarter of $3.8 million were $1.7 million, or 81.0 percent higher than operating earnings in the same period last year. The substantial increase in operating earnings reflects the higher level of revenues associated with increased production volumes as well as improving operations in the new super first class product line and the strong recovery in the business jet industry.



LIQUIDITY AND BALANCE SHEET METRICS
-----------------------------------

     In January 2006 the company redeemed all of its $250 million of senior subordinated notes due 2008 with the net proceeds of its successful December 2005 common stock offering.

     At March 31, 2006 the company's net debt-to-net capital ratio was 32 percent. Net debt at March 31, 2006 stood at $288 million, which represents total debt of approximately $429 million, less cash and cash equivalents of approximately $140 million.

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                                                                               4

     At March 31, 2006 there were no bank borrowings outstanding, and no principal payments are due on the company's long-term debt until 2010. Depreciation and amortization for the three months ended March 31, 2006 and 2005 were $7.0 million and $7.2 million, respectively. Capital expenditures for the three months ended March 31, 2006 and 2005 were $4.4 million and $3.2 million, respectively.


RECENT PROGRAM WINS AND RECORD BACKLOG BOLSTER OUTLOOK
------------------------------------------------------


     The company generated record bookings and backlog during the first quarter of 2006 driven primarily by aftermarket premium class retrofit awards, including:

     o United Airlines selected the company to retrofit its entire wide-body fleet with premium class products in a program initially valued at approximately $165 million. This retrofit program, the industry's largest to date, has now been upgraded to $215 million and will begin to deliver in 2007.

     o The company was awarded over $190 million of follow-on orders from existing customers for a variety of seating products, a broad array of food and beverage preparation and storage equipment, and engineering and integration programs.

     Bookings for the quarter of approximately $500 million, which increased by over $200 million versus the same quarter in the prior year, drove the company's backlog to a record $1.3 billion, representing an increase of over 70 percent as compared to the March 31, 2005 backlog.

     "Bookings for the quarter set another record for the company. The United Airlines premium class retrofit award was particularly gratifying due to both its size, the industry's largest, and the scope of the project. Equally important were the numerous follow-on orders we received during the quarter from existing customers to retrofit the premium classes of their aircraft. We expect these program awards to continue to expand our market shares as these programs begin to deliver, as our customers begin to take delivery of larger numbers of new aircraft, and as they expand their existing retrofit programs to address their coach class cabins," said Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.

     Commenting on the strength of the market, Mr. Khoury continued, "As we've mentioned before, we are particularly encouraged by the continued strong RFQ activity and ongoing discussions with our customers. The airline activity level at the recent Hamburg aircraft interiors show reinforced the strong interest by the airlines to invest in cabin interior upgrades. Virtually every major international airline is either in the process of upgrading the premium class compartments of their international fleets of twin-aisle aircraft or in discussions to do so. The upgrade discussions include reconfiguration and integration engineering programs, premium class seating, food and beverage preparation and storage equipment and mood lighting products. Additionally, the international airlines are now beginning to address premium class requirements for their new buy wide-body aircraft."

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                                                                               5

     "As a result of our significantly improved financial results, we are raising our financial guidance for 2006 to approximately $1.17 per diluted share, up from $1.12 per diluted share previously announced. In addition, our stronger than expected bookings, our record backlog level, robust industry conditions and the high level of customer interest have bolstered our confidence and significantly increased our visibility into 2007 and 2008," concluded Mr. Khoury.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.



     About B/E Aerospace, Inc.

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.







                                       *T*





                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

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                                                                               6

                                                        THREE MONTHS ENDED
                                                 -------------------------------
                                                    March 31,       March 31,
(In millions, except per share data)                   2006           2005
                                                 -------------------------------
Net sales                                           $  247.2      $  196.5
Cost of sales                                          160.7         128.5
                                                    ----------    ----------
Gross profit                                            86.5          68.0
     Gross margin                                       35.0%         34.6%
Operating expenses:
     Selling, general and administrative                37.0          31.7
     Research, development and engineering              18.4          16.4
                                                    ----------    ----------
Total operating expenses                                55.4          48.1
                                                    ----------    ----------
Operating earnings                                      31.1          19.9
     Operating margin                                   12.6%         10.1%
Interest expense, net                                    9.5          15.1
Loss on debt extinguishment                              1.8            --
                                                    ----------    ----------
Earnings before income taxes                            19.8           4.8
Income taxes                                             6.0           0.7
                                                    ----------    ----------
     NET EARNINGS                                   $   13.8      $    4.1
                                                    ==========    ==========
     NET EARNINGS  PER COMMON SHARE
         Basic                                      $    0.18     $    0.07
                                                    ==========    ==========
         Diluted                                    $    0.18     $    0.07
                                                    ==========    ==========
Common shares:
         Basic
             Weighted average                           75.2          56.8
             End of period                              77.1          57.0
         Diluted
             Weighted average                           76.8          59.4
             End of period                              78.7          59.6


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                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                              March 31,            December 31,
                                                 2006                  2005
                                         ------------------     ----------------

ASSETS

Current assets:
     Cash and cash equivalents                $     140.5         $     356.0
     Accounts receivable, net                       149.8               131.9
     Inventories, net                               249.4               223.7
     Deferred income tax asset, net                  17.5                17.5
     Other current assets                            17.5                15.1
                                              -----------         -----------
         Total current assets                       574.7               744.2
Long-term assets                                    672.7               682.3
                                              -----------         -----------
                                              $   1,247.4         $   1,426.5
                                              ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                     $     205.3         $     170.8
Long-term liabilities                               436.1               686.1
                                              -----------         -----------
                                                    641.4               856.9
Total stockholders' equity                          606.0               569.6
                                              -----------         -----------
                                              $   1,247.4         $   1,426.5
                                              ===========         ===========



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                                                                               8

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                        THREE MONTHS ENDED
                                                                     March 31,       March 31,
                                                                        2006           2005
                                                                 --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                          $   13.8      $    4.1
     Adjustments to reconcile net earnings to net cash flows
       provided by (used in) operating activities:
          Depreciation and amortization                                    7.0           7.2
          Provision for doubtful accounts                                  0.5           0.2
          Non-cash compensation                                            0.2           0.7
          Loss on debt extinguishment                                      1.8           --
          Deferred income taxes                                            5.0           --
     Changes in operating assets and liabilities,
             net of acquisitions                                          (9.4)        (23.2)
                                                                      ---------      ----------
Net cash flows provided by (used in) operating activities                 18.9         (11.0)
                                                                      ---------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                 (4.4)         (3.2)
     Proceeds from sale of property and equipment                          --            0.2
                                                                      ---------      ----------
Net cash flows used in investing activities                               (4.4)         (3.0)
                                                                      ---------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of stock, net of expenses                     19.8           1.8
     Principal payments on long-term debt                               (250.0)         (0.1)
                                                                      ---------      ----------
Net cash flows (used in) provided by financing activities               (230.2)          1.7
                                                                      ---------      ----------

Effect of exchange rate changes on cash flows                              0.2          (0.6)
                                                                      ---------      ----------

Net decrease in cash and cash equivalents                               (215.5)        (12.9)

Cash and cash equivalents at beginning of period                         356.0          76.3
                                                                      ---------      ----------

Cash and cash equivalents at end of period                              $140.5         $63.4
                                                                      =========      ==========




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